Exhibit 15.1

Report of Independent Registered Public Accounting Firm, as auditors of Luitpold

Pharmaceuticals, Inc., submitted pursuant to Rule 2-05 of Regulation S-X

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder

Luitpold Pharmaceuticals, Inc.:

We have audited the accompanying consolidated balance sheets of Luitpold Pharmaceuticals, Inc. and subsidiaries (a wholly owned subsidiary of Sankyo Pharma, Inc.) as of December 31, 2004 and 2003 and the related consolidated statements of income, stockholder’s equity and cash flows for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Luitpold Pharmaceuticals, Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

February 18, 2005

/s/ KPMG LLP